EXHIBIT 21

SUBSIDIARIES

LIST OF SUBSIDIARIES

Company Name	Place/Date of Incorporation	Issued Capital	Principal Activities
MIG Mobile Tech Sdn. Bhd.	Malaysia	50,000,000 shares	Operating company